UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

          On October 1, 2009, Sunrise Pasadena CA Senior Living, LLC (“Sunrise Pasadena”) and Sunrise Pleasanton CA Senior Living, L.P., (“Sunrise Pleasanton” and together with Sunrise Pasadena, the “Sunrise Land Borrowers”) entered into a letter agreement (the “Letter Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) regarding that certain Loan Agreement dated September 28, 2007 (the “Loan Agreement”) by and between the Sunrise Land Borrowers and Wells Fargo. Both Sunrise Land Borrowers are subsidiaries of Sunrise Senior Living, Inc. (“Sunrise”). Sunrise Pasadena owns undeveloped land located in Pasadena, California, and Sunrise Pleasanton owns undeveloped land located in Pleasanton, California.

          Pursuant to the Letter Agreement, among other matters, Wells Fargo agreed to (i) extend the maturity date of the Loan Agreement from October 1, 2009 to November 16, 2009 (the “Extended Maturity Date”) and (ii) forbear from enforcing its rights or remedies with respect to breaches of certain financial covenants contained in the Loan Agreement until the earlier to occur of (x) the Extended Maturity Date and (y) any other default under the Loan Agreement. As of October 1, 2009, there was approximately $22 million in outstanding borrowings under the Loan Agreement.

          The Sunrise Land Borrowers’ obligations under the Loan Agreement are secured by mortgages on the real property owned by the Sunrise Land Borrowers and are guaranteed by Sunrise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 7, 2009

Sunrise Senior Living, Inc.

By: /s/ Mark S. Ordan
Name: Mark S. Ordan
Title: Chief Executive Officer